Independent Auditors’ Consent

The Board of Directors
NexCen Brands, Inc:

We consent to the use of our report dated July 18, 2007, with respect to the statement of revenues and direct expenses of Waverly, Gramercy and Village Brands for the year ended December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/S/ KPMG LLP
Baltimore, Maryland
April 18, 2008